UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2012, Great Lakes Dredge & Dock Company, LLC (the “Company”) and David E. Simonelli entered into an employment agreement, the terms of which were approved by the Compensation Committee of the Board of Directors (the “Board”) of Great Lakes Dredge & Dock Corporation. In April, 2010, Mr. Simonelli was named President of Dredging Operations. He began employment with Great Lakes in 1978 as Field Engineer following graduation from the University of Rhode Island with a degree in Civil Engineering. His career included a record of increasing levels of responsibility including project manager on the some of the Company’s largest, most challenging and most successful projects in the United States, the Middle East and South America. He was named a Vice President in 2003 and Senior Vice President in 2009. Under the agreement, Mr. Simonelli will continue to serve as the Company’s President of Dredging Operations, reporting to the Company’s CEO and/or President and performing those duties as may be assigned to him by the CEO or President. Employment under the agreement commenced on April 10, 2012, will continue until April 10, 2014 and will be automatically extended thereafter for successive one-year periods unless notice of termination by either Mr. Simonelli or the Company is given at least 90 days in advance of the expiration of the current term. Mr. Simonelli will be paid an annual base salary of $327,000, subject to increases by the Board or decreases by up to 10 percent if there is a similar salary reduction affecting all officers in the dredging division. Mr. Simonelli will be eligible to participate in the annual performance bonus plans and long-term incentive plans established by the Company for its dredging division officers. Mr. Simonelli’s annual performance bonus, if any, will be paid 25% in Company common stock and the remainder will be paid in cash. Mr. Simonelli will also be eligible to participate in any employee benefit plans offered by the Company to its dredging division officers. The agreement provides that any incentive or equity-based compensation paid or awarded to Mr. Simonelli will be subject to the Company’s recoupment policy. In addition, Mr. Simonelli is required to maintain minimum stock ownership requirements under the agreement and any extensions thereof.

The employment agreement provides, among other things, that if the Company terminates Mr. Simonelli without cause (as defined in the employment agreement), the Company will provide Mr. Simonelli with the following severance benefits: (i) cash severance equal to 24 months of salary and the prior year’s bonus; (ii) vesting credit for any outstanding unvested equity awards; and (iii) continued coverage under the Company’s medical and dental plans for up to 24 months following termination. If Mr. Simonelli voluntary resigns his employment, then the Company may elect to either: (a) cease all compensation and benefits to Mr. Simonelli upon his resignation date, in which case Mr. Simonelli would no longer be subject to the non-competition and non-solicitation covenants included in the agreement; or (b) enforce such covenants for a period of 24 months following termination and provide Mr. Simonelli with a cash severance benefit equal to a portion of his salary and benefits and continued coverage under the Company’s medical and dental plans for up to 24 months following termination. If the Company terminates Mr. Simonelli for cause, the Company would have no further obligation to Mr. Simonelli other than the obligation to pay his base salary through the date of termination and any other compensation and benefits then due. The terms of the agreement also provide that, upon a termination due to death, disability or retirement, Mr. Simonelli will receive vesting credit for any outstanding unvested equity awards. Any severance benefits are subject to Mr. Simonelli’s execution and delivery of a general release and waiver of claims for the benefit of the Company.

If within twelve months of a change in control, the Company terminates the employment of Mr. Simonelli other than for cause, the Company will pay the executive, in lieu of any cash severance benefits payable for a termination preceding a change in control, (i) a lump sum payment equal to two (2) times his then current base salary, (ii) the pro rata portion of Mr. Simonelli’s annual bonuses for the prior fiscal year, (iii) 401(k) Lost Benefit Plan benefits earned through the termination date, (iv) vesting credit for any outstanding unvested equity awards, and (v) continued coverage under the Company’s medical and dental plans for up to 24 months following the termination date.

Mr. Simonelli is subject to confidentiality provisions which continue indefinitely and, during the employment term and for twenty-four months following termination, Mr. Simonelli is subject to non-competition and non-solicitation restrictive covenants (subject to the Company’s election following voluntary resignation as noted above).

The foregoing description of the terms and conditions of the Company’s employment agreement with Mr. Simonelli does not purport to be complete and is qualified in its entirety by reference to the employment agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

10.1	Employment Agreement dated as of April 9, 2012 between Great Lakes Dredge & Dock Company, LLC and David E. Simonelli.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

/s/ Bruce J Biemeck
Date: April 12, 2012	Bruce J Biemeck
President
and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

10.1	Employment Agreement dated as of April 9, 2012 between Great Lakes Dredge & Dock Company, LLC and David E. Simonelli.